Exhibit 99.1


For Immediate Release:                    Company Contact:
---------------------                     ---------------
April 22, 2003                            Nancy C. Broadbent
                                          Chief Financial Officer
                                          (215) 579-7388

                                          Investor Relations:
                                          -------------------
                                          Lisa M. Wilson
                                          In-Site Communications
                                          (212) 759-3929


        CollaGenex Pharmaceuticals Reports Record Revenues and Earnings
                          in the First Quarter of 2003

         Net Income Allocable to Common Stockholders was $0.07 per Share
                          on Revenues of $12.2 Million


NEWTOWN, PA, APRIL 22, 2003 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today reported financial results for the first quarter ended March 31, 2003. Total revenues increased 13% to $12.2 million compared to $10.8 million in the first quarter of 2002. Net product sales were $11.4 million in the first quarter of 2003, a 15% increase over net product sales of $9.9 million recorded in the first quarter of 2002.

      During the first quarter of 2003, net income was $1.2 million compared to a net loss of $600,000 during the first quarter of 2002. Net income allocable to common stockholders for the first quarter of 2003 was $828,000, or $0.07 per basic and diluted share, compared to a net loss of $1.0 million, or $0.09 per basic and diluted share, in the first quarter of 2002. The net income earned in the first quarter of 2003 included a one-time, non-cash compensation charge of $251,000, or $0.02 per basic and diluted share, related to certain modifications of stock option agreements held by Brian M. Gallagher, PhD, the Company's chairman, president and chief executive officer. CollaGenex announced in March 2003 that Dr. Gallagher, who has been chief executive officer and president of CollaGenex for nine years, will be leaving the Company to pursue other interests but has agreed to remain in his present position until a new chief executive is appointed. Dr. Gallagher will also remain as a consultant to the company for a period of two years after his departure.

      "The first quarter of 2003 marked our third consecutive quarter of increased profitability and indicates the continued market penetration by our sales force and increased acceptance of our dental and dermatology products," stated Dr. Gallagher. "We look forward to further organic growth going forward, as well as the addition of revenues from new products, including the three exciting new products added to our dermatology product line through our co-promotion agreement with Sirius Laboratories. We are also pleased to have received marketing approval for Periostat in Switzerland and Canada, bringing the number of approved countries to seven. Additionally, we made significant progress in our R&D development program, advancing new products and investigating additional potential indications for Periostat. We are executing our stated goals and investing in the future of CollaGenex while posting increases in revenues and profitability."

      "During the first quarter of 2003, we increased our net product sales by 15%, or $1.5 million, compared to a year ago while reducing our SG&A expense (before stock compensation charge) by 13%, or about $1.2 million, over the same period," added Nancy C. Broadbent, chief financial officer of CollaGenex. "Most of these SG&A expense reductions were achieved by the planned redirection of our marketing efforts from consumer advertising to direct professional promotion, based on exciting recent findings from Phase IV clinical studies of Periostat. We also invested in our pipeline by increasing our R&D spending by about $200,000, or more than 23%, primarily to fund our clinical trials of Periostat in dermatology, our once-a-day, sustained release formulation of Periostat and the development of products based on our Restoraderm platform technology."

      During the first quarter of 2003, CollaGenex announced a number of additional important achievements related to marketed products and those in clinical development.

o The company entered into a joint marketing agreement with Sirius Laboratories, under which CollaGenex will promote Sirius' AVAR product line: AVAR Gel, AVAR Green and AVAR Cleanser. These unique, proprietary prescription formulations are indicated for the topical control of acne vulgaris, rosacea and seborrheic dermatitis. Sirius will promote CollaGenex' product, Pandel(R) (hydrocortisone probutate cream, 0.1%), to U.S. dermatologists. The principal goal of the agreement is to leverage the companies' combined sales and marketing infrastructures, and to improve both companies' abilities to reach key dermatologists and increase frequency of contact.

o CollaGenex announced the initiation of a double-blinded, placebo-controlled Phase IV clinical study to evaluate the combined efficacy of Periostat(R), which is a systemically absorbed medication, and Atridox(R) (doxycycline hyclate) 10%, a locally applied antimicrobial gel, in the treatment of adult periodontitis. In addition to the evaluation of traditional clinical indices, a subset of patients will be tested for levels of the inflammatory marker, C-reactive protein (CRP), at baseline and during the course of the study, to establish the impact of periodontal pharmacotherapy on this key marker of cardiovascular risk.

o The AIDS Malignancy Consortium completed enrollment of a multi-center, open-label Phase II study evaluating CollaGenex' Metastat in the treatment of HIV-related Kaposi's Sarcoma. Results from the study should be available in approximately 8 months, and will form the basis for continued development in an NDA-directed Phase III study.

o Significant new data presented in four papers at the American Association for Dental Research annual meeting in March highlighted several potential new benefits and applications of Periostat beyond its utility in treating adult periodontitis. Two independent studies provided new insights into the adjunctive use of Periostat in the treatment of periodontitis patients with diabetes; a third paper described the use of Periostat to modulate wound healing in patients undergoing a form of periodontal surgery called Access Flap Surgery; and a fourth abstract described the impact of
      Periostat on biomarkers of systemic inflammation, including C-reactive protein, in patients with acute coronary syndromes. A study conducted by researchers at Brigham and Women's Hospital and Harvard Medical School and published in the New England Journal of Medicine in November 2002 concluded that C-reactive protein level is a stronger predictor of cardiovascular events than LDL cholesterol level.

      During the first quarter of 2003, CollaGenex also strengthened its intellectual property position with the issuance by the United States Patent and Trademark Office of a new patent for the first of its next-generation IMPACS compounds, a completely new chemical compound. Patents for numerous other IMPACS compounds are currently pending; the Company intends to continue to fortify its patent position going forward.

      As previously announced, CollaGenex will hold a conference call on Tuesday, April 22, 2003, at 11:00 a.m. Eastern Daylight Time to discuss the Company's first quarter 2003 operating and financial results. Investors and other interested parties can access the conference call by dialing 800-695-6803 or via a live Internet broadcast on the Company's website at WWW.COLLAGENEX.COM.

      For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the Company's website, WWW.COLLAGENEX.COM for 90 days. A dial-in replay of the call will be available until 11:59 p.m. on May 6, 2003 by dialing 800-642-1687 and entering access code 9791727.

      CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 115-person professional dental pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis.

      The sales force also promotes Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain; Denavir(R), a Novartis Group prescription anti-viral medication for the treatment of cold sores; Pandel(R), a prescription, topical corticosteroid licensed from Altana, Inc.; Sirius Laboratories' AVAR(TM) product line for the topical control of acne vulgaris, rosacea and seborrheic dermatitis; and Atridox(R), Atrisorb(R) FreeFlow(TM) and Atrisorb-D(R) FreeFlow(TM), Atrix Laboratories Inc.'s products for the treatment of adult periodontitis.

      Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastasis, among others.

      CollaGenex is further evaluating Periostat, as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

      To receive additional information on the Company, please visit our Web site at WWW.COLLAGENEX.COM, which does not form part of this press release.











Periostat(R), Metastat(R), Dermostat(R), Nephrostat(R), Osteostat(R), Arthrostat(R), Rheumastat(R), Corneostat(R), Gingistat(R), IMPACS(R), PS20(TM), The Whole Mouth Treatment(R), Restoraderm(TM) and Dentaplex(R) are United States trademarks of CollaGenex Pharmaceuticals, Inc.

Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R) and IMPACS(TM) are European Community trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R), Nephrostat(R), Optistat(R), Xerostat(R), IMPACS(R), Dentaplex(R), Restoraderm(R), Dermastat(R), Periocycline(R), Periostatus(R) and Periostan(R) are United Kingdom trademarks of our wholly owned subsidiary, CollaGenex International Limited.

CollaGenex(R), PS20(R), "C" Logo(R) and The Whole Mouth Treatment(R) are European Community and United Kingdom trademarks of CollaGenex International Limited. Periocycline(TM) and Periostan(TM) are European Community Trademarks of CollaGenex International Limited. All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

VIOXX(R) is a trademark of Merck & Co., Inc.

AVAR(TM) is a trademark of Sirius Laboratories, Inc.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are trademarks of Atrix Laboratories, Inc.




                             Financial Tables Follow

                             Summary Financial Data
                                   (Unaudited)
                      (In thousands, except share amounts)


                                                   Three Months Ended March 31,
                                                 ----------------------------
                                                     2003            2002
                                                 ------------    ------------

Consolidated Statement of Operations:
Revenues:
      Net Product sales                          $     11,370    $      9,881
      Contract revenues                                   550             792
      License revenues                                    237              87
                                                 ------------    ------------
            Total revenues                             12,157          10,760

Operating Expenses:
      Cost of product sales                             1,914           1,580
      Research and development                          1,023             829
      SG&A, Other                                       7,766           8,928
      SG&A, Stock Compensation Charge                     251              --
                                                 ------------    ------------
            Total operating expenses                   10,954          11,337

Other Income (Expense):
      Interest income                                      31              22
      Interest expense                                     --              (1)
      Other expense                                        (6)             (1)
                                                 ------------    ------------
Net income (loss)                                       1,228            (557)
      Preferred stock dividend                            400             420
                                                 ------------    ------------
Net income (loss) allocable to common
stockholders                                     $        828    $       (977)
                                                 ============    ============

Net income (loss) per basic share allocable to
common stockholders                              $       0.07    $      (0.09)
                                                 ============    ============

Weighted average shares used in computing net
income (loss) per basic share allocable to
common stockholders                                11,394,226      11,078,258
                                                 ============    ============

Net income (loss) per diluted share allocable
to common stockholders                           $       0.07    $      (0.09)
                                                 ============    ============

Weighted average shares used in computing net
income (loss) per diluted share allocable to
common stockholders                                12,181,045      11,078,258
                                                 ============    ============

Consolidated Selected                              March 31,     December 31,
---------------------                            ------------    ------------
Balance Sheet Data                                   2003            2002
---------------------                            ------------    ------------

Cash, cash equivalents and
   short-term investments                        $     10,129    $     10,112
Total current assets                                   15,151          15,299
Total assets                                           17,400          17,634

Total current liabilities                               7,055           8,721
Long-term liabilities                                     351             561
                                                 ------------    ------------
      Total liabilities                                 7,406           9,282

Total stockholders' equity                              9,994           8,352


      This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat and other products that we market, risks associated with enforcement of our intellectual property rights, including the outcome and consequences of the patent litigation against West-ward Pharmaceutical Corporation, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.


                                       ###